Exhibit 99.2

Deltagen and Merck Enter Into DeltaBase License
Agreement

REDWOOD CITY, Calif., Feb. 11/PRNewswire-FirstCall/ — Deltagen, Inc. (Nasdaq: DGEN) announced today that it has entered into a license agreement to provide Merck & Co., Inc. (NYSE: MRK) with access to Deltagen’s proprietary DeltaBase™ product, a powerful resource tool for the understanding of in vivo mammalian gene function information.

Merck will have non-exclusive access to information related to 750 genes selected for their biological interest that have been functionally characterized and entered into DeltaBase. Merck will also have access to certain of the corresponding DeltaBase intellectual property rights. Financial terms were not disclosed. “We are delighted to extend our relationship with Merck, which has a worldwide reputation in pharmaceutical discovery and development, by adding them as a DeltaBase subscriber,” said William Matthews, Ph.D., president and chief executive officer at Deltagen.

Through its proprietary product DeltaBase™, Deltagen provides pharmaceutical companies with critical information to better understand the in vivo function of mammalian genes, their relationship to other genes and the biochemical pathways for large segments of the genome. Each gene is the focus of an exhaustive investigation; more than 20,000 pieces of data from each gene are distilled into disease-relevant frameworks that include proprietary knockout mouse phenotypic, expression profile data and other proprietary target validation data. Information in DeltaBase is generated using Deltagen’s large-scale mouse gene knockout technology and standardized phenotypic analysis protocols.

Deltagen is a genomic-based biotechnology company headquartered in Redwood City, California, that provides data to pharmaceutical and biotechnology companies on the function, role and disease relevance of mammalian genes. This information may facilitate the discovery and validation of drug targets to advance the development of new genomic-based medicines. Deltagen’s principal product, DeltaBase, provides a database of in vivo derived, mammalian gene function information. In addition, the company is dedicated to determine the function of secreted proteins and is undertaking the discovery and development of biotechnology drug candidates internally or in collaboration with other parties. Current DeltaBase subscribers can be found on Deltagen’s website,
www.deltagen.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to the role that Deltagen’s DeltaBase product and gene function database information will play in third-party research programs and the extent to which genome-based research will assist researchers in their drug discovery efforts, are forward-looking statements within the meaning of the “safe harbor” provisions of the

Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in the forward-looking statements, including the extent to which genomic databases are utilized in pharmaceutical research and development; the ability of Deltagen to provide products and services that meet market needs; the impact of competition and alternative technologies, processes and approaches; and other risks cited in the risk factors sections of Deltagen’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and Deltagen’s other securities filings with the Commission. These forward-looking statements speak only as of the date hereof. Deltagen disclaims any intent or obligation to update these forward-looking statements.